Exhibit 10.5

November 12, 2003

Clinical Data Sales & Service, Inc.

f/k/a Clinical Data Inc.

2 Thurber Boulevard

Smithfield, Rhode Island 02917

Re: Third Amendment

Gentlemen:

Clinical Data Sales & Service, Inc. f/k/a Clinical Data, Inc., a Delaware corporation ("Borrower") and LaSalle Business Credit, LLC, a Delaware limited liability company, ("Lender") have entered into that certain Loan and Security Agreement dated March 31, 2003 (the "Security Agreement"). From time to time thereafter, Borrowers and Lender may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrowers and Lender now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    The Agreement hereby is amended as follows:

(a) Subparagraph (4)(c)(v) of the Agreement is amended to add the following provision:

(v) Transaction Fee: Borrower shall pay to Bank a transaction fee of Five Hundred and No/100 Dollars ($500.00) with respect to internal costs and expenses (in addition to any reimbursable out-of-pocket costs and expenses of Bank, which fee shall be fully earned and payable on the date of this Amendment.

(b) Subparagraph (14)(a) of the Agreement is deleted in its entirety and the following is substituted in its place:

(a) Tangible Net Worth.

Borrowers' Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth; "Minimum Tangible Net Worth" being defined for purposes of this subsection as (i) One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000.00) at all times from the date hereof through March 30, 2004 and (ii) thereafter, from the last day of each Fiscal Year of Borrowers through the day prior to the last day of each immediately succeeding Fiscal Year of Borrowers, the Minimum Tangible Net Worth during the immediately preceding period plus fifty percent (50%) of Borrowers' net income (but without reduction for any net loss) for the Fiscal Year ending on the first day of such period as reflected on Borrowers' audited year end financial statement; and "Tangible Net Worth" being defined for purposes of this subsection as Borrowers' shareholders' equity (including retained earnings) less the book value of all intangible assets as determined solely by Lender on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to Lender, all as determined under generally accepted accounting principles applied on a basis consistent with the Pro Forma Balance Sheet attached to the Solvency Certificate tendered to Lender except as set forth herein;

2. This Amendment shall not become effective until fully executed by all parties hereto.

3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement thereto hereby is ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

LASALLE BUSINESS CREDIT, LLC

By __/s/ Mitchell J. Tarvid

Title _____Vice President___

ACKNOWLEDGED AND AGREED TO

this 12th day of November, 2003:

CLINICAL DATA SALES & SERVICE, INC.

F/K/A CLINICAL DATA INC.

By ___/s/ Israel M. Stein___

Israel M. Stein

Title: President/CEO